Exhibit 99.1

Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
Cris.Larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Provides ThirdQuarter 2011 Revenue Guidance of $83Million

INCLINE VILLAGE, NV, September 8, 2011 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced revenue guidance for the third quarter ending September 30, 2011, of approximately $83 million, as compared with actual results of $86 million for the third quarter of 2010, a three percent decrease. On a year-to-date basis, total anticipated revenue for the nine months ended September 30, 2011, is $288 million as compared with actual results of $269 million for the nine months ended September 30, 2010, a seven percent increase.

The forecasted third quarter 2011revenue decline is primarily driven by reduced royalties from second quarter 2011sales of Avastin® partially offset by increased royalties from second quarter 2011sales of Herceptin®, Lucentis® and Tysabri®. Also contributing to the decline is a lower average royalty rate on sales of Avastin, Herceptin, Lucentis and Xolair® (the Genentech Products) that are either made or sold in the United States due to higher year-to-date sales in 2011. Sales of the Genentech Products are subject to a tiered royalty rate for product that is made or sold in the United States and a flat royalty rate of three percent for product that is manufactured and sold outside of the United States. The net sales thresholds and the applicable royalty rates for product that is made or sold in the United States are outlined below:

Royalty Rate
Net sales up to $1.5 billion	3.0%
Net sales between $1.5 billion and $2.5 billion	2.5%
Net sales between $2.5 billion and $4.0 billion	2.0%
Net sales exceeding $4.0 billion	1.0%

The revenue guidance for the third quarter is net of the estimated payment due under our February 2011 settlement agreement with Novartis, which is based on a portion of the royalties that the Company receives for Lucentis sales made by Novartis outside of the United States. The third quarter 2011 royalty payment received from Genentech included royalties generated on all worldwide sales.

Reported worldwide sales for Herceptin increased 26 percent in the second quarter of 2011 when compared to the same period in 2010. Roche recently reported that sales growth is being driven by increased penetration in emerging markets, increased HER2 testing and continued uptake in HER2-postive gastric cancer. Ex-U.S. manufactured and sold Herceptin sales declined to 43 percent of total Herceptin sales in the second quarter of 2011 from 45 percent in the second quarter of 2010.

Reported worldwide sales for Lucentis increased 41percent in the second quarter of 2011 when compared to the same period in 2010. Lucentis is approved for the treatment of age-related macular degeneration in the United States and Europe. Lucentis received approval for the treatment of macular edema following retinal vein occlusion (RVO) in June 2010 in the United States and in June 2011 in Europe. Genentech and Novartis recently reported that sales growth is being driven by continued growth in the treatment of RVO in the United States and increased uptake in all indications in Europe. All sales of Lucentis were from inventory produced in the United States.

Reported worldwide sales for Tysabri increased 32 percent in the second quarter of 2011 when compared to the same period in 2010. Biogen Idec recently announced that, at the end of June 2011, approximately 61,500 patients were on therapy worldwide, representing a 17 percent increase over the approximately 52,700 patients who were on therapy at the end of June 2010 and that cumulatively 88,100 patients have been treated with Tysabri in the post-marketing setting. Tysabri royalties are determined at a flat rate as a percent of sales regardless of location of manufacture or sale.

Reported worldwide sales of Avastin decreased one percent in the first quarter of 2011 when compared to the same period in 2010. Roche recently reported that sales in the United States declined 15 percent, negatively impacted by reimbursement uncertainty regarding the metastatic breast cancer indication. In Europe, sales were down 10 percent due to austerity measures and some decline in the metastatic breast cancer indication. Roche reported 12 percent growth in the rest of the world. Also contributing to the decrease in royalty revenue, ex-U.S. manufactured and sold Avastin sales declined to 19 percent of total Avastin sales in the second quarter of 2011 from 27 percent in the second quarter of 2010.

The sales information presented above is based on information provided by PDL’s licensees in their quarterly reports to the Company as well as from public disclosures made by PDL’s licensees.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;
•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus made or sold in the U.S.;
•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;
•	The outcome of pending litigation or disputes;
•	The change in foreign currency exchange rates; and
•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.